Exhibit 21.1

SOUTHERN PERU COPPER CORPORATION
Subsidiaries

(More than 50% ownership)

	Name of Company	Percentage of voting securities owned Or other bases of control

PARENT:	SPHC II Incorporated (Delaware)

Registrant:	Southern Peru Copper Corporation (Delaware)

	Los Tolmos S.A. (Peru)	99.99
	Logistics Services Incorporated (Delaware)	100.00
	LSI-Peru, S.A.	98.18
	Multimines Insurance Company, Ltd. (Bermuda)	100.00
	Southern Peru Limited	100.00

Not included in this listing are subsidiaries, which in the aggregate would not constitute a significant subsidiary.